Exhibit 10.7

Selectica, Inc.

Convertible Note Financing

Term Sheet

February 9, 2015

Issuer:	Selectica, Inc. (the “Issuer” or the “Company”).

Listing/Ticker:	SLTC

Loan Amounts and Investors:

Lloyd I. Miller, III, Milfam II L.P. and Lloyd I. Miller Trust A-4 (the “Investors”), purchasing $3 million in Notes (as defined below) within forty-five (45) days of the execution of definitive documentation (the date of such purchase, the “Closing”), subject to the terms and conditions thereof.

Type of Securities:	Junior Secured Convertible Promissory Notes (the “Notes”).

Maturity Date:	Five years from the date of issuance of the Notes.

Interest:

8% per year, simple interest, payable quarterly; provided, however, the Issuer shall have the option to pay any amounts of interest with a payment in kind (PIK) based upon an interest rate amount calculated at 10% per year simple interest, provided that the Issuer provides prior written notice thereof to the Investors at least 30 days in advance of the applicable interest payment date.

Conversion:

Principal and interest due under each Note will be convertible into shares of common stock of the Issuer at any time on or prior to the Maturity Date at the sole election of the Investors, subject to applicable NASDAQ listing rule limitations, at a conversion price of $5.70 per share (as may be adjusted for any stock splits, recapitalizations and other similar events). Within 45 days after the Closing, the Company shall file a registration statement with the Securities and Exchange Commission (“SEC”) with respect to the resale of the common stock issuable upon conversion of the Notes. The Company shall use commercially reasonable efforts to cause the registration statement to be declared effective by the earlier of (i) five days after the SEC signs off on the registration statement or (ii) 90 days after the Closing assuming no SEC review (120 days with an SEC review). All expenses incurred in connection with any registration will be borne by the Company.

Prepayment:	The Notes may not be prepaid or called by the Company prior to the Maturity Date.

Security; Subordination:

The Notes will be secured by a second position on the Issuer’s assets, subject only to first priority position of Bridge Bank. The Issuer will authorize the Investors to file UCC-1 financing statements and other necessary documents showing the Investors, as secured parties, and the Issuer, as debtor, covering the above described collateral. The costs of filing and preparation of any financing statements shall be borne by the Issuer. The Notes shall be subordinated only to the Issuer’s debt to Bridge Bank as of the date of the Closing (including an additional $2 million anticipated to be loaned to the Issuer under the credit facility), and Bridge Bank, the Investors and the Issuer shall execute and deliver an intercreditor agreement in form reasonably satisfactory to Bridge Bank and the Investors.

Purchase Agreement:

The Notes shall be issued pursuant to a Note Purchase Agreement prepared by the Company’s legal counsel, DLA Piper LLP (US), which shall contain representations, warranties, covenants (including, without limitation, standard cross-default provisions with respect to the Company’s senior credit facility) and closing conditions typical of a transaction of this type, in the reasonable discretion of the Investors. The parties will also enter into a Security Agreement prepared by the Company’s legal counsel on terms reasonably acceptable to the Investors, as well as any other documents reasonably requested by the Investors to secure their security interests.

Expenses:

Regardless of whether the transaction closes, the Company shall reimburse the Investors for their reasonable out-of-pocket expenses incurred in connection with the proposed financing (including, but not limited to, the reasonable fees and disbursements of counsel to the Investors) and the related transactions contemplated between the parties and their affiliates (including, but not limited to, any guarantees or equity investments), in an amount not to exceed $75,000. All of such expenses shall be deducted from the proceeds at closing, if applicable; if closing does not occur, then not later than five (5) business days following notice by the Issuer or the Investors of their intent not to proceed with the transaction contemplated hereby.

Binding Terms:

This term sheet is the legally binding obligation of each party hereto, subject to the negotiation of, and entry into, definitive documentation of the transactions contemplated hereby on terms reasonably acceptable to the Investors, including, without limitation, a note purchase agreement, one or more promissory notes, one or more security agreements and any other documents reasonable requested by the Investors. The parties shall promptly proceed to negotiate such definitive documentation in good faith. Except as provided under “Expenses” above, each party will be responsible for all of its own costs and expenses relating to discussing this term sheet and negotiating and entering into the proposed agreements. The provisions above regarding “Expenses” and the provisions below regarding “Confidentiality” and “Governing Law” shall be legally binding obligations on the parties hereto, regardless of whether or not the parties enter into the definitive documentation contemplated hereby.

Confidentiality:

No party will make any public announcement of the signing of this term sheet or the transactions contemplated hereby or of the pendency of discussions between the parties or disclose the contents of this term sheet without the consent of the other party hereto (other than to an Investor or its legal and other advisors), except as otherwise required by law; provided, however, that the parties hereby acknowledge that the Company intends to publicly announce the execution of this term sheet on or about February 9, 2015.

Governing Law:	This term sheet will be governed by and construed in accordance with the laws of New York without regard to the principles of conflicts of law of any jurisdiction.

The foregoing accurately summarizes the understanding and agreement of the parties with respect to the matters covered by this term sheet as of the day and year first above written.

Selectica, Inc. By: /s/ Blaine Mathieu Name: Blaine Mathieu Title: Chief Executive Officer	Lloyd I. Miller, III By: /s/ Lloyd I. Miller, III Name: Lloyd I. Miller, III Title: Individual Milfam II L.P.

By:       MILFAM LLC

Its:       General Partner

By:       /s/ Lloyd I. Miller, III

Name:  Lloyd I. Miller, III

Title:    Manager

Lloyd I. Miller Trust A-4

By:       MILFAM LLC

Its:       Investment Advisor

By:       /s/ Lloyd I. Miller, III

Name:  Lloyd I. Miller, III

Title:    Manager

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